Exhibit 99.1

Saga Communications, Inc. Announces the Passing of its CEO and Founder

Contact:

Samuel D. Bush

(313) 886-7070

Grosse Pointe Farms, MI – August 22, 2022 – Saga Communications, Inc. (Nasdaq - SGA) (the “Company” or “Saga”) announces today with great respect and sorrow the passing of our founder, Chairman, President and CEO, Ed Christian. Ed passed away on Friday, August 19th after a short illness.

Warren Lada, a member of Saga’s Board of Directors and former Chief Operating Officer, has been appointed by the Board to serve as the Interim CEO. The Board is confident that Warren’s vast experience in the broadcast industry as a sales representative, sales manager, general manager, Vice President of Operations and ultimately as Chief Operating Officer of the Company will fill the void that Ed leaves as the Company prepares for the next chapter in “Saga’s ongoing adventure.”

Ed founded the Company in 1986 and has fostered its growth to owning 79 FM radio stations, 35 AM radio stations and 80 translator stations in 27 markets. Under Ed’s leadership the Company became a publicly traded company in 1992 and continues to be traded under the ticker symbol “SGA” on the Nasdaq stock exchange.

The broadcast industry has lost a pioneer and giant. Saga expresses its heartfelt condolences to the Christian family and Ed’s friends and colleagues. Ed will be missed but not forgotten. He is and was a true radio broadcaster that never lost sight of his “true north” in an industry he loved.

This press release contains certain forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 that are based upon current expectations and involve certain risks and uncertainties. Words such as “will,” “may,” “believes,” “expects,” “anticipates,” “guidance,” and similar expressions are intended to identify forward-looking statements. The material risks facing our business are described in the reports Saga periodically files with the U.S. Securities and Exchange Commission, including in particular Item 1A of our Annual Report on Form 10-K. Readers should note that forward-looking statements may be impacted by several factors, including global, national and local economic changes and changes in the radio broadcast industry in general, as well as Saga’s actual performance. Actual results may vary materially from those described herein and Saga undertakes no obligation to update any information contained herein that constitutes a forward-looking statement.

Saga is a broadcasting company whose business is devoted to acquiring, developing and operating broadcast properties. Saga owns or operates broadcast properties in 27 markets, including 79 FM radio stations, 35 AM radio stations and 80 metro signals. For additional information, contact Samuel D. Bush at (313) 886-7070 or visit our website at www.sagacom.com.